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                                                                   EXHIBIT 10.36

                                 June 19, 1997


Critical Technologies, Inc.
3324 Hollenberg Drive
Bridgeton, Missouri 63044

Williams Communications Group, Inc.
111 East 1st Street
Tulsa, Oklahoma  74103

     Re:  $1,100,000 Obligation - Letter Agreement

     This letter refers to the September 30, 1996, amendment (the "Amendment") to the Employee Services and Staffing Agreement between Critical Technologies, Inc. ("CTI") and Concentric Network Corporation ("CNC") dated as of November 1, 1995 (the "1995 Agreement"). Paragraph 14 of Amendment provides as follows:

     Effective upon the closing of any Acquisition of CTI, CTI shall pay, or cause the person acquiring CTI to pay, to CNC the sum of $1,100,000. Such sum shall be paid in cash unless the consideration paid to CTI or the shareholders of CTI in the Acquisition consist solely or partly of securities of the acquirer which can be traded on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange, in which case the acquirer shall have the right to pay such amount to CNC in a combination of cash and such securities in the same proportion and manner that such cash and securities is paid to CTI or the shareholders of CTI. Such securities shall be valued for the purposes of this agreement at the average of the closing sale price of such securities for the 30 trading days preceding the closing of such Acquisition. In the event that the total consideration for the Acquisition is paid in two or more increments, the $1,100,000 to be paid to CNC shall be paid concurrently with each such increment. The proportion of the $1,100,000 paid at each increment shall be the same proportion as the consideration paid at such increment represents as a portion of the total consideration paid in all increments. For purposes of this Agreement, an "Acquisition" shall mean any of transactions or series of transactions in which all or substantially all the business of CTI is transferred to another person, whether the form of such transaction is a stock sale by the shareholders of CTI, a merger, a consideration or a transfer of assets.

     On March 6, 1997, Williams Communications Group, Inc. acquired all of the outstanding common stock of CTI which constituted an "Acquisition" for the purposes of the Amendment, thereby creating a $1,100,000 obligation in favor of CNC.
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     In consideration of WCG's loan to CNC evidenced by The Concentric Network
Corporation 10% Convertible Promissory Note of even date herewith and $1,100,000 of service credits being made available to CNC under certain circumstance as set forth in the Service Credits - Letter Agreement of even date herewith, CNC agrees that all obligations of CTI, its parent company and/or its affiliates under the Amendment are, as of the date of this letter, fully and finally satisfied and no further payment or other obligation remains outstanding or unsatisfied.

Sincerely,

CONCENTRIC NETWORK CORPORATION



By:  /s/ Henry R. Nothhaft
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Its:
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